Exhibit 99.1

M-tron Industries, Inc. Reports Third Quarter 2026 Results

•	Revenues increased 11.1% to $15.7 million for the three months ended September 30, 2026 compared to $14.2 million for the three months ended September 30, 2025
•	Gross margin increased 20 basis points to 44.5% for the three months ended September 30, 2026 compared to 44.3% for the three months ended September 30, 2025
•	Net income increased 66.4% to $3.0 million for the three months ended September 30, 2026 compared to $1.8 million for the three months ended September 30, 2025
•	Net income per diluted share increased 16.7% to $0.70 for the three months ended September 30, 2026 compared to $0.60 for the three months ended September 30, 2025
•	Backlog was $84.9 million as of September 30, 2026 compared to $76.4 million as of December 31, 2025

ORLANDO, Florida (November 12, 2026) — M-tron Industries, Inc. (NYSE American: MPTI) ("Mtron" or the "Company"), a U.S.-based designer and manufacturer of highly-engineered electronic components and solutions for the aerospace and defense, avionics, and space industries, announced financial results for the three and nine months ended September 30, 2026.

"Our third quarter results reflect the continued strength of demand across our defense and aerospace markets," said Cameron Pforr, Mtron Chief Executive Officer. "Revenue increased 11% compared to the third quarter of last year, and we expanded gross margin by 20 basis points. We are continuing to invest in our team and capabilities to support the growth opportunities we see ahead."

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except share data)	2026	2025	% Change	2026	2025	% Change
U.S. GAAP Financial Measures
Revenues	$15,741	$14,170	11.1%	$45,536	$40,184	13.3%
Gross margin	44.5%	44.3%	20 bps	43.5%	43.5%	—
Net income	$3,049	$1,832	66.4%	$7,307	$5,022	45.5%
Net income per diluted share	$0.70	$0.60	16.7%	$1.79	$1.64	9.0%

Non-GAAP Financial Measures (a)
Adjusted EBITDA	$3,587	$3,176	12.9%	$10,160	$8,097	25.5%
(a)	A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided at the end of this press release.

Results from Operations

Third Quarter 2026

Revenue was $15.7 million for the three months ended September 30, 2026 compared with $14.2 million for the three months ended September 30, 2025. The increase was primarily due to strong growth in aerospace and defense, avionics, and space product shipments.

Gross margin was 44.5% for the three months ended September 30, 2026 compared with 44.3% for the three months ended September 30, 2025. The increase was primarily due to product mix.

Net income was $3.0 million, or $0.70 per diluted share, for the three months ended September 30, 2026 compared with $1.8 million, or $0.60 per diluted share, for the three months ended September 30, 2025. The increase was primarily due to the increase in gross margin discussed above and higher interest income earned on investments in money market mutual funds driven by higher balances invested.

The increase was partially offset by higher engineering, selling and administrative expenses driven by higher research and development investment, higher sales commissions consistent with the increase in revenues, higher stock-based compensation, and an increase in administrative and corporate expenses consistent with the overall growth in the business.

Adjusted EBITDA was $3.6 million for the three months ended September 30, 2026 compared with $3.2 million for the three months ended September 30, 2025. The slight increase was primarily due to higher revenues and gross profit partially offset by higher general and administrative expenses.

Fiscal Year to Date 2026

Revenue was $45.5 million for the nine months ended September 30, 2026 compared with $40.2 million for the nine months ended September 30, 2025. The 13.3% increase was primarily due to continued strong aerospace and defense and avionics product shipments.

Net income was $7.3 million, or $1.79 per diluted share, for the nine months ended September 30, 2026 compared with $5.0 million, or $1.64 per diluted share, for the nine months ended September 30, 2025. The increase was primarily due to higher revenues and gross profit as well as higher interest income earned partially offset by higher engineering, selling and administrative expenses driven by higher research and development investment, higher sales commissions consistent with the increase in revenues, $918 of stock-based compensation related to 2025 bonuses, and an increase in administrative and corporate expenses to support the growth in revenues.

Adjusted EBITDA was $10.2 million for the nine months ended September 30, 2026 compared with $8.1 million for the nine months ended September 30, 2025. The increase was primarily due to higher revenues and improved operating leverage.

Backlog

Backlog was $84.9 million as of September 30, 2026, an increase of 44.3% from $58.8 million as of September 30, 2025 and 11.0% from $76.4 million as of December 31, 2025. The increase in backlog reflects broad demand for our products including continued purchasing under several large aerospace and defense programs, the initiation of orders for new aerospace and defense programs, and a recent uptick in space industry orders.

Earnings Call

Management, including Mr. Pforr, will host a conference call with the investment community on Thursday November 12, 2026, to discuss the Company's third quarter 2026 results and to respond to investor questions.

The call will begin at 4:30 p.m. Eastern Time (U.S. and Canada) on Thursday November 12, 2026, and can be accessed using the dial-in details below:

Toll-Free Dial-in Number:	+1 833 461 5787
Toll Dial-in Number:	+1 585 542 9983
Conference ID:	720 204 250
Webcast URL:	https://events.q4inc.com/attendee/720204250

An archive will be available after the call on the Investor Relations section of Mtron's website at ir.mtron.com, along with Mtron's earnings release.

About Mtron

M-tron Industries, Inc. (NYSE American: MPTI) designs, manufactures, and markets highly engineered, high reliability frequency and spectrum control products and solutions. As an engineering-centric company, Mtron provides close support to its customers throughout our products' entire life cycle, including product design, prototyping, production, and subsequent product upgrades. Mtron has design and manufacturing facilities in Orlando, Florida, and Yankton, South Dakota, a sales office in Hong Kong, and a manufacturing facility in Noida, India. For more information, visit www.mtron.com.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the Company’s financial condition, results of operations, business strategy and financial needs. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to Mtron, are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the Company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by Mtron with the Securities and Exchange Commission ("SEC"), including those risks set forth under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K as filed with the SEC on March 26, 2026. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. Mtron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

###

Contact:

M-tron Industries, Inc. Investor Relations

ir@mtron.com

Cameron Pforr

Chief Executive Officer

M-tron Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2026	2025	2026	2025
Revenues	$15,741	$14,170	$45,536	$40,184
Costs and expenses:
Manufacturing cost of sales	8,739	7,891	25,714	22,707
Engineering, selling and administrative	4,561	3,729	13,052	11,070
Total costs and expenses	13,300	11,620	38,766	33,777
Operating income	2,441	2,550	6,770	6,407
Other income:
Interest income, net	851	143	1,911	378
Other income, net	25	70	(63)	87
Total other income, net	876	213	1,848	465
Income before income taxes	3,317	2,763	8,618	6,872
Income tax expense	268	931	1,311	1,850
Net income	$3,049	$1,832	$7,307	$5,022

Income per common share:
Basic	$0.71	$0.61	$1.83	$1.68
Diluted	$0.70	$0.60	$1.79	$1.64

Weighted average shares outstanding:
Basic	4,289,372	3,005,558	3,996,745	2,994,984
Diluted	4,349,491	3,061,412	4,088,300	3,061,604

M-tron Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	September 30, 2026	December 31, 2025
Assets:
Current assets:
Cash and cash equivalents	$97,495	$20,891
Accounts receivable, net of allowance of $200 and $204, respectively	8,953	6,656
Inventories, net	11,246	9,673
Prepaid expenses and other current assets	2,535	1,662
Warrant proceeds receivable	—	22,335
Total current assets	120,229	61,217
Property, plant and equipment, net	7,956	6,514
Right-of-use lease asset	174	217
Intangible assets, net	40	40
Deferred income tax asset	285	272
Other assets	351	123
Total assets	$129,035	$68,383

Liabilities:
Total current liabilities	6,366	4,891
Non-current liabilities	113	277
Total liabilities	6,479	5,168

Total stockholders' equity	122,556	63,215
Total liabilities and stockholders' equity	$129,035	$68,383

Non-GAAP Financial Measures

Throughout this press release, including the results from operations, the Company presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements the Company uses are "Non-GAAP financial measures" under SEC rules and regulations. The non-GAAP financial measures the Company presents are listed below and may not be comparable to similarly-named measures reported by other companies. the reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this press release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.

The Company uses the following operating performance measure because the Company believes it provides both management and investors with a more complete understanding of the underlying operational results and trends and our marketplace performance

Adjusted EBITDA is derived by excluding the items set forth below from Income before income taxes. Excluded items include the following:

•	Interest income
•	Interest expense
•	Depreciation
•	Amortization
•	Non-cash stock-based compensation
•	Other discrete items that might have a significant impact on comparable GAAP measures and could distort the evaluation of our normal operating performance

Reconciliation of GAAP Income Before Income Taxes to Non-GAAP Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Income before income taxes	$3,317	$2,763	$8,618	$6,872
Adjustments:
Interest income, net	(851)	(143)	(1,911)	(378)
Depreciation	347	280	960	800
Total adjustments	(504)	137	(951)	422
EBITDA	2,813	2,900	7,667	7,294
Non-cash stock compensation	774	276	2,493	803
Adjusted EBITDA	$3,587	$3,176	$10,160	$8,097